EXHIBIT 3

Name	Date	Buy/Sell	Quantity	Price	Market
John Kerr	March 11, 2007	B	300	$47.51	TSX
John Kerr	March 12, 2007	B	200	$47.67	TSX
Amrinder Marwah	March 9, 2007	S	300	$48.12	TSX